General Steel Holdings, Inc. Announces Authorization for
Listing on the NYSE

BEIJING, China, July 28, 2008 / Xinhua-PRNewswire/--General Steel Holdings, Inc. (“General Steel”), (the “Company”), (NYSE Arca: GSI), one of China's leading non-state owned steel product producers, announced today that it has received authorization to list its common stock on the NYSE and anticipates that its shares of common stock will begin trading on the NYSE on August 8, 2008, under its existing symbol “GSI”.

The Company will notify the NYSE Arca (Arca) it intends to voluntarily delist its common shares from the Arca. Until the time the Company begins trading its shares of common stock on the NYSE, the Company’s shares will remain trading on the Arca under the existing symbol “GSI”.

"The listing of General Steel's shares on the NYSE represents another step in our mission of maximizing shareholder value," stated Henry Yu, CEO and Chairman of General Steel. He added, "The NYSE listing is expected to further expand the scope of quality investors willing to consider investment in our shares, while providing the Company with the increased recognition that comes along with being listed on the world's premier stock exchange.”

“With the Company’s growing market capitalization and average trading volume, our move to the NYSE should further enhance our liquidity and bolster shareholder value,” commented John Chen, the Company’s Chief Financial Officer. “We are very happy to reach this milestone in the Company’s growth and are excited to move into this new chapter in the Company’s history.”

About General Steel Holdings, Inc.

General Steel Holdings, Inc., headquartered in Beijing, operates a diverse portfolio of Chinese steel companies. With 4.8 million tons aggregate production capacity, its companies serve various industries and produce a variety of steel products including rebar, hot-rolled carbon and silicon sheet, high-speed wire and spiral-weld pipe. The Company has steel operations in Shaanxi and Guangdong provinces, Inner Mongolia Autonomous Region and Tianjin municipality. For more information, go to www.gshi-steel.com.

Information Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements which will be made are based on management's current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company's Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

For more information, please contact:

Ross Warner, General Steel Holdings, Inc.
Tel: +86-10-5879-7346 (Beijing)
Email: ross.warner@gshi-steel.com
Skype: ross.warner.generalsteel

Investor Relations:
Ted Haberfield, HC International, Inc.
Tel +1-760-755-2716
Email: thaberfield@hcinternational.net
web: hcinternational.net